EXHIBIT 99.3

PRESS RELEASE

EMCORE Corporation Announces Appointment of Steven R. Becker, Stephen Domenik and Gerald Fine to Its Board of Directors

Albuquerque, New Mexico, December 4, 2013 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the fiber optics and solar power markets, announced today that it has reached a settlement agreement with Becker Drapkin Management, L.P. and its affiliated funds. As a result, Steven R. Becker, Stephen Domenik and Gerald Fine have been appointed to its board of directors, effective December 9, 2013.

Mr. Becker has been a partner at Becker Drapkin Management since 2004. Mr. Becker currently serves on the Board of Tuesday Morning (TUES), a national close-out retailer, Pixelworks, Inc., (NASDAQ: PXLW), a semiconductor company, and Special Diversified Opportunities (NASDAQ: SDOI). Mr. Becker previously served on the board of directors of Plato Learning, Inc., a provider of education services and training, Ruby Tuesday, Inc. (NYSE: RT), the operator of a chain of casual dining restaurants, and Hot Topic, Inc. (NASDAQ: HOTT), a national retailer. Mr. Becker holds a B.A. from Middlebury College and a J.D. from the University of Florida.

Mr. Domenik has been a General Partner with Sevin Rosen Funds, a venture capital firm, since 1995. Mr. Domenik was appointed to the Board of Directors of MoSys, Inc. (NASDAQ: MOSY) in June 2012, a publicly traded IP-rich fabless semiconductor company, and currently sits on the boards of various private companies. Mr. Domenik previously served on the Board of Directors of NetLogic Microsystems, Inc. (NASDAQ: NETL), a publicly traded fabless semiconductor company, from January 2001 until it was acquired by Broadcom Corporation in February 2012. During his tenure at Sevin Rosen Funds, Mr. Domenik led numerous investments in private companies. Mr. Domenik holds a B.S. in Physics and M.S.E.E. from the University of California at Berkeley.

Mr. Fine has been a Professor of Practice and Director at the Engineering Innovation Center of Boston University since 2012. From 2008 to 2011, Mr. Fine was President and CEO of Schott North America and led operations of all Schott AG businesses in North America, including solar, pharmaceutical packaging, electronic packaging, and lighting and imaging and advanced materials. Mr. Fine also served as Executive Vice President, Photonic Technologies for Corning Incorporated. Mr. Fine previously served on the Board of Directors of CyOptics, Inc. a semiconductor laser manufacturer for telecom applications, Crystal IS, Inc., a UV LED substrate manufacturer, Kotura, Inc., a provider of silicon components for datacom and telecom, and Pixtronix, Inc. a provider of low-cost displays for portable devices. Mr. Fine holds a B.A. from Amherst College and Ph.D from California Institute of Technology.

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor- based products for the broadband, fiber optics, satellite and solar power markets. EMCORE's Fiber Optic segment offers optical components, subsystems and systems for high-speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premise (FTTP), as well as specialty photonics technologies for defense and homeland security applications. EMCORE's Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Contact:
EMCORE Corporation
Mark Weinswig
Chief Financial Officer
(505) 332-5000
investor@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com

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